Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Christi Dixon (314-694-1092)
Analysts: Laura Meyer (314-694-8148)
SOUTH AMERICAN SOY TECHNOLOGY DEMAND, GLYPHOSATE PRICING CONTRIBUTE TO SOLID
FIRST-QUARTER EARNINGS FOR MONSANTO COMPANY

•	Delivers strong growth in quarterly earnings per share, with as-reported EPS of $0.38 and ongoing EPS of $0.41, compared to $0.07 and $0.21, respectively, in the prior year

•	INTACTA RR2 PROTM soybean adoption in South America off to a good start in Q1; on pace to reach 60 million acres in FY18

•	Branded order mix supports expectations for 40 million acres of Roundup Ready 2 Xtend® soybeans in FY18 in the U.S.

•	Quarterly results benefit from higher glyphosate pricing

•	Best-in-class R&D pipeline encompasses a record number of advancements; marks fifth year of more than 20 projects advancing

•	Continues progress towards closure of merger with Bayer in early part of 2018

ST. LOUIS (Jan. 4, 2018) - As progress continues for the merger with Bayer, Monsanto Company (NYSE: MON) announced strong results for the first quarter of its fiscal year 2018, growing as-reported earnings per share (EPS) to $0.38. Early indicators from the first three months, such as volume and pricing growth for INTACTA RR2 PROTM soybeans in South America, improved pricing in glyphosate and more than $85 million in gains from asset sales, signal that the company is well positioned to deliver on its business goals.

Likewise, in its annual Research & Development (R&D) pipeline showcase today, Monsanto highlighted how new technologies will help growers combat threats in the field and optimize opportunities with less land, energy and water. This marks the fifth consecutive year of more than 20 research projects advancing. The company released information on the R&D showcase in a separate announcement this morning.

	First Quarter
($ in millions, except per share amounts)	2018	2017
Net Sales by Segment
Corn seed and traits	$787	$949
Soybean seed and traits	728	600
Cotton seed and traits	120	116
Vegetable seeds	114	131
All other crops seeds and traits	21	52
TOTAL Seeds and Genomics	$1,770	$1,848

Agricultural productivity	$888	$802
TOTAL Agricultural Productivity	$888	$802

TOTAL Net Sales	$2,658	$2,650

Gross Profit	$1,312	$1,259

Operating Expenses	$1,070	$1,012
Interest Expense – Net	$109	$118
Other (Income) Expense– Net	$(97)	$43
Net Income Attributable to Monsanto Company	$169	$29

Diluted Earnings per Share	$0.38	$0.07
Items Affecting Comparability – EPS Impact (For definitions of adjustments to EPS, see note 1.)
Restructuring Charges	0.02	(0.06)
Environmental and Litigation Matters	0.02	0.01
Pending Bayer Transaction Related Costs	0.03	0.19
Argentine-Related Tax Matters	(0.04)	0.02
Income from Discontinued Operations	—	(0.02)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$0.41	$0.21
Effective Tax Rate	26%	71%

	First Quarter
Comparison as a Percent of Net Sales:	2018	2017
Gross profit	49%	48%
Selling, general and administrative expenses	25%	22%
Research and development expenses	14%	14%
Income from continuing operations before income taxes	9%	3%
Net income attributable to Monsanto Company	6%	1%

“Even with the Bayer combination on the horizon, our teams have maintained their focus on the business and our customers, and delivered solid first-quarter results,” said Hugh Grant, chairman and chief executive officer for Monsanto. “As we look to the balance of the year, we continue to expect strong adoption of our newest technologies and improved pricing for glyphosate to be tempered by challenging global corn and soybean prices, even as demand for both continues to grow.”

“This year, we advanced a record number of projects in our research and development pipeline, spanning all platforms and allowing us to continue to fuel innovation for the industry through our broad licensing approach,” added Dr. Robb Fraley, Monsanto's executive vice president and chief technology officer. “The combination with Bayer will allow our two companies to accelerate the pace of innovation through our shared vision. We’re excited and energized about the new areas of scientific advancement we expect to unlock by combining with Bayer, to allow us to bring more products to farmers faster."

Results of Operations
For the fiscal year 2018 first quarter, net sales were nearly flat compared to the prior year’s first quarter at $2.7 billion. Gross profit for the quarter grew slightly, to $1.3 billion. More than $85 million in gains from asset sales were recorded in the first quarter, the most significant being the sale of Precision Planting to AGCO.

Selling, general and administrative costs were $664 million, and research and development expenses were $382 million for the first quarter of fiscal year 2018. Total selling, general and administrative costs and research and development expenses increased, mostly due to higher commissions, point-of-delivery costs and bad debt expense associated with the growth in South America, as well as from inflationary increases and increased spend on R&D.

The company’s fiscal year 2018 first quarter EPS on an as-reported basis was $0.38, as compared to $0.07 in the prior year. EPS on an ongoing basis was $0.41, well above the prior year’s $0.21, driven by the strong start to the business in South America. (For a reconciliation of as-reported EPS to ongoing EPS, see note 1).

Cash Flow
For the first three months of fiscal year 2018, net cash provided by operating activities was $1.3 billion, compared with net cash provided by operating activities of $1.5 billion in the first three months of last year. Net cash required by investing activities for the first three months of fiscal year 2018 was $210 million, compared to $327 million for the same period of fiscal year 2017. Net cash provided by financing activities for the first three months of fiscal year 2018 was $178 million, compared to net cash required of $655 million for the same period of fiscal year 2017. Free cash flow was down for the first quarter of fiscal year 2018, at $874 million compared to $1.1 billion in the first three months of the prior year. (NOTE: free cash flow metric reflects the company’s definition of free cash flow, which is operating cash flows less capital expenditures. For a reconciliation of free cash flow, see note 1.)

Fiscal Year 2018 Outlook
The company expects growth in its pretax income for fiscal year 2018, but did not provide specific financial guidance in light of the pending combination with Bayer. The expected growth drivers for Monsanto’s business are continued improvements in pricing for glyphosate, plus the adoption of new technologies in Seeds and Genomics such as INTACTA RR2 PROTM soybeans, Roundup Ready 2 Xtend® soybeans, Bollgard® II XtendFlex® cotton, and new corn hybrids around the world. Gains from recent asset sales are also contributing to growth. The company will remain disciplined as it monitors the evolution of U.S. corn and soybean plantings through the spring.

For Agricultural Productivity, volumes of XtendiMax® Herbicide with VaporGrip® Technology are expected to expand as acreage grows. The company continues to invest in the construction of its dicamba manufacturing plant in Luling, La., slated for completion in 2020.

As communicated previously, the company expects to complete its restructuring and cost savings initiative that began in fiscal year 2015, with the expectation that selling, general and administrative costs and research and development expenses in fiscal year 2018 will be down slightly year over year. Once the initiative is completed, the company expects to realize annual savings of $500 million in fiscal year 2018 as compared to its fiscal year 2015 baseline.

The company noted that benefits related to strategic asset sales and licensing contributions are expected to be about 30 percent below the roughly $350 million pre-tax average annual contribution for the last three years.

In regards to the recent passage of the U.S. tax reform legislation, the company expects it to have a positive impact on the company’s effective tax rate, beginning in fiscal year 2019. For the current fiscal year, the company is still completing a full assessment; early estimates indicate that the effective tax rate should not exceed 30 percent, and has the potential to be materially lower.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales		Gross Profit(A)
	First Quarter		First Quarter
Seeds and Genomics	2018	2017	2018	2017
Corn seed and traits	$787	$949	$415	$535
Soybean seed and traits	728	600	588	451
Cotton seed and traits	120	116	73	73
Vegetable seeds	114	131	58	69
All other crops seeds and traits	21	52	(2)	12
TOTAL Seeds and Genomics	$1,770	$1,848	$1,132	$1,140
(A) Fiscal first quarter 2018 and 2017 seeds and genomics gross profit includes a pretax restructuring charge totaling $10 million and $1 million, respectively, related to certain asset impairment charges, primarily in the soy and corn business, respectively, which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	First Quarter
Seeds and Genomics	2018	2017
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$302	$199
Unusual Items Affecting EBIT: Income (Expense)
EBIT from Restructuring Charges	(13)	33
EBIT from Pending Bayer Transaction Related Costs	(17)	(111)
EBIT from Argentine-Related Tax Matters	—	15
(A) EBIT is defined as earnings before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and digital agriculture.

Sales for Monsanto's Seeds and Genomics segment were $1.8 billion for the first quarter of fiscal year 2018, down slightly compared to the same period last year. Gross profit in the segment was $1.1 billion for the quarter, similar to the same period last year.

In soybeans, global demand for the newest technologies fueled first quarter sales and a 30 percent jump in global soybean gross profit year over year, along with margin improvement. In South America, growers continue to adopt INTACTA RR2 PROTM soybeans at an unprecedented pace, and the company expects to reach 60 million acres in fiscal year 2018. In addition, the company delivered price improvement in local currency in the first quarter, helping to recover some value lost to currency in recent years. Moving to Roundup Ready 2 Xtend® soybeans, the weed control, performance and adoption of this technology has been outstanding. Monsanto’s 2017 system yield results from its trials showed that Roundup Ready 2 Xtend® soybeans demonstrate a 5.7 bushels per acre average yield advantage compared to the Liberty Link system. This past season, 97 percent of surveyed soybean growers who used XtendiMax® Herbicide with VaporGrip® Technology reported weed control satisfaction. The company continues to expect 40 million acres of Roundup Ready 2 Xtend® soybeans to be planted in fiscal year 2018.

Monsanto's corn business saw gross profit decline 22 percent in the first quarter, mostly due to lower volumes. A significant portion of this was in the U.S. and is expected to be recovered later in the year. Some was related to lower corn acres in Brazil, as expected. However, the company expects the launch of new premium-priced hybrids globally to drive genetic share gains, and to expand the footprint of its newest offerings in the U.S., particularly DEKALB® DiseaseShieldTM hybrids and TreceptaTM corn, which is launching in select areas.

In cotton, gross profit for the first quarter was essentially flat compared to the same period last year. Despite lower planted acres in Australia, almost the entire market in the country transitioned to adopt Bollgard® 3 cotton in just two seasons. In the U. S., the company expects more than 6 million acres of Bollgard® II XtendFlex® cotton, coupled with continued brand share gains.

Beyond seed technologies, the Climate FieldViewTM platform for digital agriculture is expanding globally as planned. The company recently announced a pre-launch in Germany, France and Ukraine, adding to the existing business in Brazil, Canada and the U.S. At the same time, four more partners were added to the platform, a digital imaging partner in the U.S. and three new partners in Brazil. The addition of these partners supports The Climate Corporation's commitment to deliver a true digital agriculture ecosystem where growers can access a broad and interconnected set of tools, services and data in a single, easy-to-use interface to optimize all farm management decisions.

The target for paid acres for the year remains at more than 50 million acres, more than a 40 percent increase over fiscal year 2017.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales		Gross Profit(A)
	First Quarter		First Quarter
	2018	2017	2018	2017
Agricultural productivity	$888	$802	$180	$119
TOTAL Agricultural Productivity	$888	$802	$180	$119
(A) Fiscal first quarter 2018 agricultural productivity gross profit includes a pretax restructuring charge totaling $3 million related to certain asset impairment charges, which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	First Quarter
Agricultural Productivity	2018	2017
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$38	$13
Unusual Items Affecting EBIT: Income (Expense)
EBIT from Restructuring Charges	(4)	2
EBIT from Environmental and Litigation Matters	(16)	(8)
EBIT from Pending Bayer Transaction Related Costs	(3)	(20)
EBIT from Argentine-Related Tax Matters	—	3
EBIT from Discontinued Operations	2	16
(A) EBIT is defined as earnings before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Sales for Monsanto's Agricultural Productivity segment were $888 million for the first quarter of fiscal year 2018, up approximately 11 percent compared to the same period last year. The primary contributor to the segment's growth in the quarter was stronger pricing, as generic pricing for glyphosate continues to improve.

The company expects price improvements to continue for the rest of the fiscal year. In addition, volumes sold of XtendiMax® Herbicide with VaporGrip® Technology are expected to continue to grow with expanding acres of Roundup Ready 2 Xtend® soybeans.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. Central Time (9:30 a.m. Eastern Time) today. The call will focus on these results, future expectations, research and development pipeline highlights, and product performance. The call also will include a discussion of other matters related to the company’s business, including the pending merger with Bayer.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s website at https://monsanto.com/investors/reports or https://services.choruscall.com/links/mon180104B4Fan3Fi.html. Visitors may need to download Windows Media PlayerTM prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Investor Events section. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts, as well as the pending transaction with Bayer Aktiengesellschaft (“Bayer”). These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: risks related to the pending transaction between the company and Bayer, including the risk that the regulatory approvals required for the transaction may not be obtained on the anticipated terms or time frame or at all, the risk that the other conditions to the completion of the transaction may not be satisfied, the risk that disruptions or uncertainties related to the pending transaction could adversely affect the company’s business, financial performance and/or relationships with third parties, and the risk that certain contractual restrictions during the pendency of the transaction could adversely affect the company’s ability to pursue business opportunities or strategic transactions; continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company's research and development activities; the outcomes of major lawsuits, including potential litigation related to the pending transaction with Bayer; developments related to foreign currencies and economies; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the levels of indebtedness, continued availability of capital and financing and rating agency actions; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, INTACTA RR2 PRO, Roundup Ready 2 Xtend, Bollgard, XtendFlex, XtendiMax, VaporGrip, DEKALB, DiseaseShield, Trecepta, and FieldView are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended
	Nov. 30, 2017	Nov. 30, 2016
Net Sales	$2,658	$2,650
Cost of goods sold	1,346	1,391
Gross Profit	1,312	1,259
Operating Expenses:
Selling, general and administrative expenses	664	585
Research and development expenses	382	370
Restructuring charges	4	(36)
Pending Bayer transaction related costs	20	93
Total Operating Expenses	1,070	1,012
Income from Operations	242	247
Interest expense	124	136
Interest income	(15)	(18)
Other (income) expense, net	(97)	43
Income from Continuing Operations Before Income Taxes	230	86
Income tax provision	60	61
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$170	$25
Discontinued Operations:
Income from operations of discontinued business	2	16
Income tax provision	1	6
Income from Discontinued Operations	1	10
Net Income	$171	$35
Less: Net income attributable to noncontrolling interest	2	6
Net Income Attributable to Monsanto Company	$169	$29

Basic Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$0.38	$0.05
Income from discontinued operations	—	0.02
Net Income Attributable to Monsanto Company	$0.38	$0.07

Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$0.38	$0.05
Income from discontinued operations	—	0.02
Net Income Attributable to Monsanto Company	$0.38	$0.07

Weighted Average Shares Outstanding:
Basic	440.2	438.1
Diluted	445.3	441.7

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Financial Position	As of
	Nov. 30, 2017	Aug. 31, 2017
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2018: $52 and 2017: $94)	$3,102	$1,856
Trade receivables, net (variable interest entity restricted - 2018: $91 and 2017: $74)	2,115	2,161
Miscellaneous receivables (variable interest entity restricted - 2018: $7 and 2017: $5)	987	827
Inventory, net	4,033	3,340
Assets held for sale	44	199
Other current assets (variable interest entity restricted - 2018: $0 and 2017: $1)	279	268
Total Current Assets	10,560	8,651
Total property, plant and equipment	12,383	12,231
Less accumulated depreciation	6,424	6,301
Property, Plant and Equipment, net	5,959	5,930
Goodwill	4,082	4,088
Other Intangible Assets, Net	999	1,024
Deferred Tax Assets (variable interest entity restricted - 2018: $11 and 2017: $11)	534	564
Long-Term Receivables, Net	56	121
Other Assets (variable interest entity restricted - 2018: $4 and 2017: $4)	946	955
Total Assets	$23,136	$21,333
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	$1,168	$870
Accounts payable (variable interest entity restricted - 2018: $2 and 2017: $9)	1,194	1,068
Income taxes payable	42	58
Accrued compensation and benefits	268	578
Accrued marketing programs	1,193	1,918
Deferred revenues (variable interest entity restricted - 2018: $2 and 2017: $0)	3,119	727
Grower production accruals	430	59
Dividends payable	—	237
Customer payable	75	106
Restructuring reserves	38	37
Miscellaneous short-term accruals (variable interest entity restricted - 2018: $2 and 2017: $2)	731	740
Total Current Liabilities	8,258	6,398
Long-Term Debt (variable interest entity restricted - 2018: $97 and 2017: $104)	6,949	7,254
Postretirement Liabilities	306	313
Long-Term Deferred Revenue	111	114
Noncurrent Deferred Tax Liabilities	290	192
Long-Term Portion of Environmental and Litigation Liabilities	222	218
Other Liabilities	385	386
Monsanto Shareowners’ Equity	6,601	6,438
Noncontrolling Interest	14	20
Total Shareowners’ Equity	6,615	6,458
Total Liabilities and Shareowners’ Equity	$23,136	$21,333

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Three Months Ended
	Nov. 30, 2017	Nov. 30, 2016
Operating Activities:
Net Income	$171	$35
Adjustments to reconcile cash provided (required) by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	188	189
Bad-debt expense	31	7
Stock-based compensation expense	34	36
Excess tax benefits from stock-based compensation	—	(4)
Deferred income taxes	106	94
Restructuring impairments	2	1
Equity affiliate expense, net	2	2
Net gain on sale of a business or other assets	(56)	—
Other items	15	12
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	40	(271)
Inventory, net	(742)	(681)
Deferred revenue	2,407	2,344
Accounts payable and other accrued liabilities	(768)	(54)
Restructuring, net	(8)	(89)
Pension contributions	(6)	(19)
Other items, net	(124)	(139)
Net Cash Provided by Operating Activities	1,292	1,463
Cash Flows Provided (Required) by Investing Activities:
Maturities of short-term investments	7	—
Capital expenditures	(418)	(317)
Acquisition of businesses, net of cash acquired	—	(7)
Technology and other investments	(8)	(5)
Other investments and property disposal proceeds	209	2
Net Cash Required by Investing Activities	(210)	(327)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	392	(511)
Short-term debt proceeds	5	3
Short-term debt reductions	(3)	(8)
Long-term debt proceeds	—	599
Long-term debt reductions	(1)	(509)
Debt issuance costs	—	(2)
Stock option exercises	56	21
Excess tax benefits from stock-based compensation	—	4
Tax withholding on restricted stock and restricted stock units	(25)	(14)
Dividend payments	(238)	(237)
Payments to noncontrolling interests	(8)	(1)
Net Cash Provided (Required) by Financing Activities	178	(655)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(14)	(28)
Net Increase in Cash and Cash Equivalents	1,246	453
Cash and Cash Equivalents at Beginning of Period	1,856	1,676
Cash and Cash Equivalents at End of Period	$3,102	$2,129

Monsanto Company
Non-GAAP Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
This press release uses the non-GAAP financial measures of gross profit, operating expenses, net income (loss) attributable to Monsanto Company and diluted earnings per share (EPS), each on an ongoing basis (collectively, “Ongoing Financial Measures”), and EBIT and free cash flow.  The Ongoing Financial Measures and EBIT are intended to supplement investor's understanding of our operating performance. The free cash flow measure is intended to supplement investor's understanding of our liquidity. They are different from and not intended to replace gross profit, operating expenses, net income (loss) attributable to Monsanto Company, diluted EPS, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may not be comparable to similar measures used by other companies.

Our Ongoing Financial Measures exclude certain items that we do not consider part of ongoing operations. We believe that our Ongoing Financial Measures presented with these adjustments are useful to investors as they best reflect our ongoing performance and business operations during the periods presented and are also useful to investors for comparative purposes.  In addition, management uses the Ongoing Financial Measures as a guide in its budgeting and long-range planning processes, and the ongoing EPS financial measure is used as a guide in determining incentive compensation.

EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. EBIT is an operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by management to determine resource allocations within the company.

We define free cash flow as the total of net cash provided or required by operating activities less capital expenditures. Prior to the second quarter of fiscal year 2017, we defined free cash flow as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. As this definition varies from other more common definitions of free cash flow, we determined it was appropriate to redefine free cash flow to conform to one of the more typical definitions beginning with the second quarter for fiscal year 2017.The prior period calculations of free cash flow have been restated to conform to the new presentation. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used as one of the performance measures in determining incentive compensation.

The following tables reconcile GAAP as-reported financial measures to Non-GAAP financial measures.

Reconciliation of GAAP As-Reported to Selected Non-GAAP Financial Measures:

	Three Months Ended
	Nov. 30, 2017
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$2,658	$—	$2,658
Gross Profit	1,312	13	1,325
Operating Expenses(B)	1,070	(40)	1,030
Net Income Attributable to Monsanto Company	169	14	183
Diluted Earnings per Share	0.38	0.03	0.41

(A) In the three months ended Nov. 30, 2017, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, pending Bayer transaction related costs, Argentine-related tax matters and income from discontinued operations. See separate reconciliations of each measure below.

•
Fiscal first quarter 2018 included a pretax net restructuring charge totaling $17 million ($0.04 a share), or after-tax $9 million ($0.02 a share), of which $2 million related to certain asset impairment charges and a $15 million net expense related to various other operating activities. For the three months ended Nov. 30, 2017, $13 million and $4 million of expense are included in cost of goods sold and restructuring charges, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.

•
Fiscal first quarter 2018 included pretax charges of $16 million ($0.04 a share), or after-tax $10 million ($0.02 a share) for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations. The pretax charges were recorded in selling, general and administrative expenses.

•
The three months ended Nov. 30, 2017, included pretax charges of $20 million ($0.05 a share), or after-tax $13 million ($0.03 a share) for expenses incurred associated with the merger agreement for the acquisition of Monsanto by Bayer Aktiengesellschaft entered into on Sep. 14, 2016. The pretax charges in the three months ended Nov. 30, 2017, were recorded in operating expenses.

•
The three months ended Nov. 30, 2017, included a net reversal of charges related to Argentine-related tax matters of $17 million, or $0.04 a share. Due to losses generated in Argentina in recent years as well as recent uncertainties around the Argentina business, the company evaluated the recoverability of various items on the Statement of Consolidated Financial Position related to the Argentina business and determined an allowance against certain assets was necessary. This resulted in a translation loss recorded in other (income) expense, net of less than $1 million and a net reversal of previously recognized charges against tax expense of $17 million for the three months ended Nov. 30, 2017.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The three months ended Nov. 30, 2017, included pretax income from discontinued operations of $2 million ($0.01 a share), or after-tax $1 million (less than $0.01 a share).

(B)Operating expenses include selling, general and administrative expenses, research and development expenses, restructuring charges and pending Bayer transaction related costs.

	Three Months Ended
	Nov. 30, 2016
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$2,650	$—	$2,650
Gross Profit	1,259	1	1,260
Operating Expenses(B)	1,012	(65)	947
Net Income Attributable to Monsanto Company	29	62	91
Diluted Earnings per Share	0.07	0.14	0.21

(A) In the three months ended Nov. 30, 2016, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, pending Bayer transaction related costs, Argentine-related tax matters and income from discontinued operations. See separate reconciliations of each measure below.

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Fiscal first quarter 2017 included a pretax net reversal of previously recognized restructuring charges totaling $35 million ($0.08 a share), or after-tax $25 million ($0.06 a share), of which $1 million related to certain asset impairment charges and a $36 million net reversal of previously recognized expense related to various other operating charges. For the three months ended Nov. 30, 2016, $1 million of expense and $36 million of a net reversal of previously recognized expense were included in cost of goods sold and restructuring charges, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.

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The three months ended Nov. 30, 2016, included pretax charges of $8 million ($0.02 a share), or after-tax $5 million ($0.01 a share) for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations. The pretax charges were recorded in selling, general and administrative expenses.

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The three months ended Nov. 30, 2016, included pretax charges of $131 million ($0.30 a share), or after-tax $82 million ($0.19 a share) for expenses incurred associated with the merger agreement for the acquisition of Monsanto by Bayer Aktiengesellschaft entered into on Sep. 14, 2016. The pretax charges in the three months ended Nov. 30, 2016, were recorded in operating expenses of $93 million and other (income) expense, net of $38 million.

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Fiscal first quarter 2017 included charges related to Argentine-related tax matters of $10 million, or $0.02 a share. Due to losses generated in Argentina in recent years as well as recent uncertainties around the Argentina business, the company evaluated the recoverability of various items on the Statement of Consolidated Financial Position related to the Argentina business and determined an allowance against certain assets was necessary, which resulted in a translation gain recorded in other (income) expense, net of $18 million and a net charge against tax expense of $28 million.

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The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The three months ended Nov. 30, 2016, included pretax income from discontinued operations of $16 million ($0.04 a share), or after-tax $10 million ($0.02 a share).

(B)Operating expenses include selling, general and administrative expenses, research and development expenses, restructuring charges and pending Bayer transaction related costs.

Reconciliation of EBIT to Net Income Attributable to Monsanto Company: EBIT is defined as earnings before interest and taxes. Earnings is intended to mean net income attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income attributable to Monsanto Company.

	Three Months Ended
(in millions)	Nov. 30, 2017	Nov. 30, 2016
EBIT – Seeds and Genomics Segment	$302	$199
EBIT – Agricultural Productivity Segment	38	13
EBIT– Total	340	212
Interest Expense – Net	109	118
Income Tax Provision(A)	62	65
Net Income Attributable to Monsanto Company	$169	$29
(A) Includes the income tax provision from continuing operations, the income tax provision on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended
	Nov. 30, 2017	Nov. 30, 2016
Diluted Earnings per Share	$0.38	$0.07
Restructuring Charges(A)	0.02	(0.06)
Environmental and Litigation Matters(B)	0.02	0.01
Pending Bayer Transaction Related Costs(C)	0.03	0.19
Argentine-Related Tax Matters(D)	(0.04)	0.02
Income from Discontinued Operations(E)	—	(0.02)
Diluted Earnings per Share from Ongoing Business	$0.41	$0.21
(A)The three months ended Nov. 30, 2017, and 2016, above represent pretax restructuring charges and pretax net reversals of previously recognized restructuring charges per share totaling $0.04 a share and $0.08 a share, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.
(B)The three months ended Nov. 30, 2017, and 2016, above represent pretax environmental and litigation matters charges per share totaling $0.04 a share and $0.02 a share, respectively. The charges relate to legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations.
(C)The three months ended Nov. 30, 2017, and 2016, above represent pretax pending Bayer transaction related costs per share totaling $0.05 a share and $0.30 a share, respectively.
(D)Item includes a translation loss recorded in other (income) expense, net of less than $1 million and a net reversal of previously recognized charges against tax expense of $17 million for the three months ended Nov. 30, 2017, and it includes a translation gain recorded in other (income) expense, net of $18 million and a net charge against tax expense of $28 million for the three months ended Nov. 30, 2016.
(E)The three months ended Nov. 30, 2017, and 2016, above represent pretax income from discontinued operations per share totaling $0.01 a share and $0.04, respectively.

Reconciliation of Gross Profit to Ongoing Gross Profit:  Ongoing gross profit is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended
(in millions)	Nov. 30, 2017	Nov. 30, 2016
Gross Profit – Seeds and Genomics Segment	$1,132	$1,140
Gross Profit – Agricultural Productivity Segment	180	119
Gross Profit– Total	1,312	1,259
Restructuring Charges	13	1
Ongoing Gross Profit	$1,325	$1,260

Reconciliation of Operating Expenses to Ongoing Operating Expenses:  Ongoing operating expenses are calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended
(in millions)	Nov. 30, 2017	Nov. 30, 2016
Operating Expenses	$1,070	$1,012
Restructuring Charges	(4)	36
Environmental and Litigation Matters	(16)	(8)
Pending Bayer Transaction Related Costs	(20)	(93)
Ongoing Operating Expenses	$1,030	$947

Reconciliation of Net Income Attributable to Monsanto Company to Ongoing Net Income Attributable to Monsanto Company:  Ongoing net income attributable to Monsanto Company is defined as net income attributable to Monsanto Company excluding the cumulative after-tax impact of certain items we do not consider part of ongoing operations.

	Three Months Ended
(in millions)	Nov. 30, 2017	Nov. 30, 2016
Net Income Attributable to Monsanto Company	$169	$29
Pretax Restructuring Charges	17	(35)
Pretax Environmental and Litigation Matters	16	8
Pretax Pending Bayer Transaction Related Costs(A)	20	131
Income Tax Benefit(B)	(21)	(42)
Argentine-Related Tax Matters(C)	(17)	10
Income from Discontinued Operations, Net of Tax(D)	(1)	(10)
Ongoing Net Income Attributable to Monsanto Company	$183	$91
(A)The pretax charges in the three months ended Nov. 30, 2017, and Nov. 30, 2016, were recorded in operating expenses of $20 million and $93 million, respectively, and other (income) expense, net of $38 million for the three months ended Nov. 30, 2016.
(B)Income tax impact of non-GAAP adjustments is the summation of the calculation of income tax (benefit) charge related to each non-GAAP non-income tax adjustment.  Income tax charge is calculated using the actual tax rate in effect during the period for the locality of the related non-GAAP adjustment. Item includes all non-GAAP adjustments except for Argentine-Related Tax Matters and Income from Discontinued Operations.
(C) Item includes a translation loss recorded in other (income) expense, net of less than $1 million and a net reversal of previously recognized charges against tax expense of $17 million for the three months ended Nov. 30, 2017, and it includes a translation gain recorded in other (income) expense, net of $18 million and a net charge against tax expense of $28 million for the three months ended Nov. 30, 2016.
(D) The three months ended Nov. 30, 2017, and Nov. 30, 2016, included pretax income from discontinued operations of $2 million and $16 million, respectively.

Reconciliation of Free Cash Flow: Free cash flow represents the total of net cash provided or required by operating activities less capital expenditures, as reflected in the Statements of Consolidated Cash Flows presented in this release.

	Three Months Ended
	Nov. 30, 2017	Nov. 30, 2016
Net Cash Provided by Operating Activities	$1,292	$1,463
Net Cash Required by Investing Activities	(210)	(327)
Net Cash Provided (Required) by Financing Activities	178	(655)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(14)	(28)
Net Increase in Cash and Cash Equivalents	$1,246	$453

	Three Months Ended
	Nov. 30, 2017	Nov. 30, 2016
Net Cash Provided by Operating Activities	$1,292	$1,463
Capital expenditures	(418)	(317)
Free Cash Flow	$874	$1,146